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Exhibit 99.1

BEST BUY CO., INC.
2003 EMPLOYEE STOCK PURCHASE PLAN

        The following constitute the provisions of the 2003 Employee Stock Purchase Plan (or "ESPP") of Best Buy Co., Inc.

1.
Purpose. The purpose of the Plan is to enable the Company to obtain and retain the services of employees. In addition, the Plan would provide a convenient, meaningful opportunity for employees to purchase Best Buy stock, thereby increasing participating employees' personal interest in the Company's success. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.
Definitions.
(a)
"Account" means the funds accumulated with respect to a Participant as a result of deduction from such Participant's paycheck for the purpose of purchasing Shares under the Plan. The funds allocated to a Participant's Account shall remain the property of the Participant at all times but may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction.

(b)
"Board" means the Board of Directors of the Company, or the Compensation and Human Resources Committee of the Board upon delegation thereto of the Board's rights and duties hereunder.

(c)
"Business Day" means any day (other than a Saturday or Sunday) on which the New York Stock Exchange is permitted to be open for trading.

(d)
"Code" means the Internal Revenue Code of 1986, as amended.

(e)
"Commencement Date" means the first calendar day of each Contribution Period of the Plan.

(f)
"Common Stock" means the Common Stock, par value $.10 per share, of the Company.

(g)
"Company" means Best Buy Co., Inc., a Minnesota corporation. Effective as of the date any Subsidiary becomes a Designated Subsidiary, references herein to the "Company" shall be interpreted to include such Designated Subsidiary, as appropriate.

(h)
"Compensation" means total cash compensation received by an Employee from the Company. By way of illustration, but not limitation, Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes reimbursement of relocation, tuition or other expenses and income realized as a result of participation in any stock option, restricted stock, stock purchase, or similar plans of the Company.

(i)
"Continuous Status as an Employee" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) medical leave; (ii) leave allowed under the Family and Medical Leave Act; (iii) personal leave; (iv) military leave; (v) jury duty; (vi) any other leave of absence approved by the Plan Administrator, provided that such leave does not exceed the respective time period designated by Company policy, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (vii) transfers between locations of the Company or between the Company and its Subsidiaries.

(j)
"Contribution Period" means a period of six (6) months; provided, however, that the Board shall have the power to change the duration and/or frequency of Contribution Periods with respect to future purchases without shareholder approval if such change is announced at least five (5) Business Days prior to the scheduled beginning of the first Contribution Period to be affected; provided further, however, that no Contribution Period shall exceed twenty-seven (27) months.

  (k)
  "Contributions" means all amounts credited to the Account of a Participant pursuant to the Plan.

  (l)
  "Corporate Transaction" means a sale of all or substantially all of the Company's assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company's shareholders immediately prior thereto own less than 50% of the voting stock of the Company (or its successor or parent) immediately thereafter.

  (m)
  "Designated Subsidiaries" means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

  (n)
  "Employee" means any person, including an Officer, who is identified as a full-time or part-time employee in the Company's Human Resources Information System (HRIS). "Employee" shall not include any person who is identified on the Company's HRIS as an occasional/seasonal or temporary employee.

  (o)
  "ESPP Broker" means a stock brokerage or other financial services firm designated or approved by the Plan Administrator in accordance with Section 9 hereof.

  (p)
  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (q)
  "Fair Market Value" means, with respect to the Common Stock on a given date, the last reported sale price of the Common Stock for such date, or if such date is not a Business Day, the last reported sales price of the Common Stock for the last Business Day preceding such date, as quoted on the New York Stock Exchange; provided, however, that if the Common Stock ceases to be listed for trading on the New York Stock Exchange, "Fair Market Value" of the Common Stock for a given date shall mean the value determined in good faith by the Board.

  (r)
  "New Purchase Date" shall have the meaning set forth in Section 18(b) hereof.

  (s)
  "Officer" means a person who has been designated by the Board as a reporting officer for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

  (t)
  "Participant" means any Employee who is eligible and has elected to participate in the Plan accordance with Sections 3 and 5 hereof and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

  (u)
  "Plan" means this 2003 Employee Stock Purchase Plan, as may be amended from time to time.

  (v)
  "Plan Administrator" means the Board, or if and to the extent the Board designates one or more Officers of the Company to administer the Plan, such Officer(s) who administer the Plan in accordance with Section 13 hereof.

  (w)
  "Purchase Date" means the last calendar day of each Contribution Period of the Plan.

  (x)
  "Purchase Price" means with respect to a Contribution Period an amount equal to 85% of the Fair Market Value of a Share on the Commencement Date or on the Purchase Date, whichever is lower.

  (y)
  "Reserves" means the number of Shares covered by each option under the Plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option.

  (z)
  "Share" means a share of Common Stock, as adjusted in accordance with Section 18 hereof.

        (aa) "Subsidiary" means a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock is held by the Company or any such subsidiary of the Company, whether or not such corporation now exists or is hereafter organized or acquired by the Company or another such subsidiary of the Company. "Subsidiary" also means an unincorporated business entity, such as a limited liability company or partnership, in which the Company holds directly or indirectly not less than 50% of the total combined voting power with respect to all classes of equity ownership of such entity, but only if such entity either (i) has duly elected under applicable Treasury Regulations to be an association treated as a corporation for federal income tax purposes, and such election continues in effect; or (ii) is disregarded as a separate entity for federal income tax purposes, has not made an election described in clause (i) of this sentence and, pursuant to applicable Treasury Regulations, its assets are considered to be owned by another Subsidiary that is a corporation or is treated as one under clause (i) of this sentence; whether or not such unincorporated business entity now exists or is hereafter organized or acquired by the Company or another Subsidiary of the Company.

3.
Eligibility.
(a)
Any person who is an Employee and has completed 60 days of continuous employment service for the Company or one or more of its Subsidiaries, shall become eligible to participate in the Plan on the first day of the month coincident with or following completion of such period of service, subject to the requirements of Section 5(a) hereof and the limitations imposed by Section 423(b) of the Code.

(b)
Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value of such stock (determined at the time such option is granted), or that exceeds 10,000 Shares, for each calendar year in which such option is outstanding at any time.

4.
Contribution Periods. The Plan shall be implemented by a series of consecutive Contribution Periods commencing on the first Friday of April and October each year and ending on the Thursday preceding the first Friday of the following October and April, respectively. The first Contribution Period shall commence on October 3, 2003 and shall end on April 1, 2004. The Plan shall continue until terminated in accordance with Sections 19 and 22 hereof.

5.
Participation.
(a)
An eligible Employee may become a Participant by following the established enrollment procedures as directed by the Plan Administrator, or other entity designated by the Plan Administrator, prior to the Commencement Date of the applicable Contribution Period, unless an earlier or later time for completing the enrollment procedures is set by the Plan Administrator for all eligible Employees with respect to a given Contribution Period. The eligible Employee shall determine the percentage of the Participant's Compensation (subject to Section 6(a) hereof) to be paid as Contributions pursuant to the Plan.

  (b)
  Payroll deductions shall commence on the first payroll following the Commencement Date and shall end on the last payroll paid on or prior to the Purchase Date of the Contribution Period, unless sooner terminated as provided in Section 10 hereof. A Participant who has elected to participate in a Contribution Period shall automatically participate in the next Contribution Period until such time as such Participant withdraws from the Plan or terminates employment as provided in Section 10 hereof.

6.
Method of Payment of Contributions.
(a)
A Participant shall elect to have payroll deductions made on each payday during the Contribution Period in an amount not less than one percent (1%) and not more than twenty percent (20%) (or such other maximum percentage as the Board may establish from time to time before any Commencement Date) of such Participant's Compensation on each payday during the Contribution Period. Amounts shall be withheld in whole percentages only. All payroll deductions made by a Participant shall be credited to his or her Account under the Plan. A Participant may not make any additional payments into his or her Account.

(b)
A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof.

(c)
Unless otherwise provided by the Plan Administrator, a Participant may decrease the rate of his or her Contributions once during a Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize a decrease in the payroll deduction rate. The decrease in rate shall be effective as soon as administratively feasible following the date of receipt by the Company, or other entity designated by the Plan Administrator. However, any decrease in rate must be made thirty days prior to the end of the Contribution Period to ensure such decrease shall be effective within the current Contribution Period.

(d)
Unless otherwise provided by the Plan Administrator, a Participant may not increase the rate of his or her Contributions during a Contribution Period. A Participant may only increase the rate of his or her Contributions with respect to a future Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize an increase in the payroll deduction rate. The increase in rate shall be effective as of the Commencement Date of the next Contribution Period following the date of receipt by the Company, or other entity designated by the Plan Administrator,.

(e)
Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be adjusted during any Contribution Period, subject to the discretion of the Plan Administrator. Payroll deductions shall re-commence at the rate provided in such Participant's most recently submitted enrollment materials at the beginning of the first Contribution Period that is scheduled to end in the next succeeding calendar year, unless terminated by the Participant as provided in Section 10 hereof.

7.
Grant of Option. On the Commencement Date of each Contribution Period, each eligible Employee participating in such Contribution Period shall be granted an option to purchase on the Purchase Date a number of Shares determined by dividing such Employee's Contributions accumulated prior to such Purchase Date and retained in the Participant's Account as of the Purchase Date by the applicable Purchase Price, subject to the limitations set forth in Sections 3(b) and 12 hereof.

8.
Exercise of Option. Unless a Participant ceases to be an eligible Employee as provided in Section 3 or withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of each Contribution Period, and the maximum number of Shares (which may include a fractional Share) subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her Account. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During his or her lifetime, a Participant's option to purchase Shares hereunder is exercisable only by him or her.

9.
Delivery. As promptly as practicable after each Purchase Date of each Contribution Period, the number of Shares purchased by each Participant upon exercise of his or her option shall be delivered in accordance with procedures established from time to time by the Plan Administrator, and a transfer agent for the Common Stock may be utilized or a brokerage or nominee account may be established for this purpose. The terms of such transfer agency or brokerage or nominee account shall be at the sole discretion of the Company, and participation in the Plan is expressly conditioned on the acceptance of such terms. If the Plan Administrator designates or approves an ESPP Broker, the Company shall deliver the Common Stock purchased on behalf of the Participant to a brokerage/nominee account held by the ESPP Broker for and on behalf of the Participant. The Participant may dispose of the Shares in such brokerage/nominee account at any time, whether by sale, exchange, gift or other transfer of title, in which case applicable transaction fees will be charged. However, in the absence of such disposition, the Shares must remain in the Participant's brokerage/nominee account at the ESPP broker for a period of eighteen months from the Purchase Date regardless of the Participant's Continuous Status as an Employee. After such time, the Participant, at his/her option, may elect to (a) keep the Shares in the brokerage/nominee account; (b) receive a stock certificate, at no charge, evidencing all or some of the Shares credited to the Participant's brokerage/nominee account; (c) request a DRS transfer (book entry registration without a certificate) or (d) transfer, at the Participant's expense, all or some of the Shares credited to the Participant's brokerage/nominee account to another broker chosen by the Participant. Dividends paid in the form of Shares with respect to the Common Stock in a Participant's brokerage/nominee account with the ESPP Broker shall be credited to such brokerage/nominee account.

10.
Voluntary Withdrawal; Termination of Employment.
(a)
A Participant may withdraw from the Plan by following the established administrative procedures as directed by the Plan Administrator, or other entity designated by the Plan Administrator. The withdrawal request will be effective as soon as administratively feasible. However, any withdrawal request must be made thirty days prior to the end of a Contribution Period to ensure such withdrawal request shall be effective within the current Contribution Period. Once the withdrawal request is effective, all of the Participant's Contributions credited to his or her Account will be paid to him or her, his or her option will be automatically terminated, and no further Contributions for the purchase of Shares will be made absent re-enrollment. Upon withdrawal from the Plan, a Participant may not re-enroll in the Plan until the next Contribution Period. In order to re-enroll, a Participant must follow the provisions set forth under Section 5(a) hereof.

(b)
Upon termination of the Participant's Continuous Status as an Employee prior to the Purchase Date of a Contribution Period for any reason, including retirement or death, the Contributions credited to his or her Account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and his or her option will be automatically terminated. Whether the Participant's Continuous Status as an Employee has been terminated shall be determined by the Plan Administrator in its sole discretion. In the event that any Designated Subsidiary ceases to be a Designated Subsidiary of the Company, the employees of such Designated Subsidiary shall no longer be Employees for purposes of Section 3(a) hereof as of the date such Designated Subsidiary ceases to a Designated Subsidiary.

  (c)
  A Participant's withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or any Subsidiary.

11.
Interest. No interest shall accrue on the Contributions of a Participant in the Plan.

12.
Stock.
(a)
Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares which shall be reserved under the Plan shall be Five Million (5,000,000) Shares. If the Board determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Commencement Date of the applicable Contribution Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Commencement Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants on such Purchase Date. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give notice of such reduction to each Participant affected thereby.

(b)
The Participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

13.
Administration. The Plan Administrator shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may delegate ministerial duties to such of the Company's other employees, outside entities and outside professionals as the Plan Administrator so determines.

14.
Death of Participant. In the event of the death of a Participant, the Company shall deliver any Shares and cash, if any, from the Participant's Account to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.
Transferability. Neither Contributions credited to a Participant's Account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

16.
Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions. The Plan is unfunded and shall not create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship among the Company, the Board, the Plan Administrator and the Participant. To the extent a Participant acquires a right to receive payment from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

17.
Reports. Accounts will be maintained for each Participant in the Plan. Account statements will be made available to participating Employees by the Company and/or the ESPP Broker and will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

18.
Adjustments Upon Changes in Capitalization; Corporate Transactions.
(a)
Adjustment. Subject to any required action by the shareholders of the Company, the number of Shares constituting the Reserves, as well as the maximum number of Shares that may be purchased by a Participant in a calendar year pursuant to Section 3(b) hereof, the number of Shares set forth in Section 12 hereof, and the price per Share covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of outstanding Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of the Company). Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares reserved hereunder or subject to an option hereunder.

(b)
Corporate Transactions. In the event of a dissolution or liquidation of the Company, any Contribution Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board in its sole discretion, and in such event, all outstanding options shall automatically terminate and the balance in the Accounts shall be refunded without interest to the respective Participants. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, the Contribution Period then in progress shall be shortened and a new Purchase Date shall be set (the "New Purchase Date"), as of which the date the Contribution Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the Corporate Transaction and the Board shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Contribution Period as provided in Section 10 hereof. For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the Corporate Transaction if the holder had been, immediately prior to the Corporate Transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 18); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the Corporate Transaction.

            The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Common Stock, and in the event the Company is consolidated with or merged into any other corporation.

19.
Amendment or Termination.
(a)
The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination of the Plan may affect options previously granted, provided that the Plan or the Contribution Period may be terminated by the Board on a Purchase Date or by the Board's setting a New Purchase Date with respect to a Contribution Period then in progress if the Board determines that termination of the Plan and/or the Contribution Period is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Contribution Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting principles applicable to the Plan. Except as provided in Section 18 hereof and in this Section 19, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b)
Without shareholder approval and without regard to whether any Participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Contribution Periods, limit the frequency and/or number of changes in the amount deducted during a Contribution Period, establish the exchange ratio applicable to amounts deducted in a currency other than U.S. dollars, permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts deducted from the Participant's Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion to be advisable and consistent with the Plan.

20.
Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.
Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.
Term of Plan; Effective Date. The Plan shall become effective upon approval by the Company's shareholders. It shall continue in effect until all of the Reserves are exhausted or such earlier time as the Plan is terminated pursuant to Section 19 hereof.

23.
Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24.
Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota and applicable U.S. federal law.

25.
Severability. If any provision of the Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan under any law, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

26.
No Rights as an Employee. Nothing in the Plan shall be construed to give any person (including an Employee or Participant) the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company or a Subsidiary to terminate the employment of any person (including the Employee or Participant) at any time with or without cause.

Adopted by the Compensation and Human Resources Committee on April 14, 2003

Adopted by the Board of Directors of Best Buy Co., Inc. on April 14-15, 2003.

Approved by the shareholders of Best Buy Co., Inc. on June 24, 2003.

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BEST BUY CO., INC. 2003 EMPLOYEE STOCK PURCHASE PLAN